NEWS RELEASE

Investor/Media Contact:
Matthew Walsh, 973-515-1831
Email: IR@gentek-global.com

GenTek Reports Second-Quarter Results;
Announces Operating Infrastructure Improvements;
Voluntary Term Loan Prepayment

PARSIPPANY, N.J., Aug. 9, 2005 — GenTek Inc. (NASDAQ: GETI) today announced results for the three months ending June 30, 2005 reflecting an improvement in operating profit versus the prior year period. The company also announced plans to eliminate redundant work and to streamline operations through overhead consolidations, as well as a voluntary term loan prepayment from cash generated by operations.

For the second quarter of 2005, GenTek had revenues totaling $225.9 million and operating profit of $12.4 million, compared to revenues of $198.2 million and operating profit of $1.4 million in the prior-year period. Also for the quarter, the company recorded net income of $1.0 million, including losses from discontinued operations, or $0.10 per diluted share, compared to net income of $185.1 million, including earnings from discontinued operations, or $18.49 per diluted share, in the second quarter of 2004.

For the first six months of 2005, GenTek had revenues totaling $448.8 million and operating profit of $17.5 million, compared to revenues of $387.6 million and operating profit of $22.7 million (including a $13.4 million pension curtailment gain) in the first half of 2004.

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GenTek Reports Second-Quarter Results – 2
The company had net loss of $(0.1) million, including losses from discontinued operations, or $(0.01) per diluted share in the first six months of 2005, compared to net income of $199.9 million, including earnings from discontinued operations, or $19.98 per diluted share, in the comparable prior-year period.

GenTek’s 2004 results reflect the classification of its KRONE communications operating unit as a discontinued operation due to the sale of that business on May 18, 2004. GenTek’s 2004 and 2005 results reflect the classification of the company’s printing plate business unit, Printing Developments, Inc., as a discontinued operation due to the closure of that business in the second quarter of 2005. The 2005 results also include a non-cash charge of $2.6 million relating to our interest rate collar agreements for our term loan credit facility.

The increase in revenues in the second quarter and first six months of 2005 was driven by the impact of the company’s acquisition of the Reynosa, Mexico wire-harness operation in June 2004 from Whirlpool Corporation, as well as improvements in performance chemicals.

The company had $9 million of cash and $374 million of debt outstanding as of June

30, 2005, reflecting a $13 million improvement in the company’s net cash and debt position since March 31, 2005. GenTek had no borrowings outstanding under its $60 million revolving credit facility as of June 30, 2005.

Adjusted EBITDA

The company has presented adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) as a measure of operating results. Adjusted EBITDA reflects removing the impact of any restructuring, impairment, income from discontinued operations and certain one-time items.

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GenTek Reports Second-Quarter Results – 3

During the second quarter of 2005, adjusted EBITDA was $24.5 million compared with $18.1 million in the second quarter of 2004. The majority of this 35% improvement in adjusted EBITDA resulted from reduced general and administrative expenses of $4.3 million, driven by continued operating efficiency initiatives and reduced pension and other post-retirement costs. In addition, sustained success in passing through previously incurred raw material price increases in the company’s water chemicals business contributed to the year-over-year improvement. These improvements were partially offset by the impact of lower sales volumes to the company’s North American automotive customer base.

For the first six months of 2005, adjusted EBITDA was $43.3 million versus $35.4 million in the prior-year period, driven by the same factors noted above.

“I am pleased with the second quarter results, particularly the operating results of performance chemicals, the substantial reduction in general and administrative costs and the cash flow improvements across the company,” said William E. Redmond, GenTek’s president and CEO. “While we anticipate continued progress with operating efficiency and working capital improvement initiatives, our primary focus going forward will be on developing and growing our core businesses.”

The company also announced it will be closing its Southfield, Michigan administrative office and will be consolidating functions performed there, primarily relating to its manufacturing segment, into other company facilities, including Parsippany, New Jersey. This action, which is targeted for completion by the end of 2005, is expected to result in a third quarter charge of approximately $1.5 million, and generate annual cost savings of approximately $2 million.

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GenTek Reports Second-Quarter Results – 4

“Consolidating our Southfield office will eliminate redundant work, streamline finance, human resource and information technology support and provide material annual cost savings,” Mr. Redmond said.

The company also expects to use excess cash generated by its operations to prepay approximately $3 million of its first lien term loan in the month of August.

About GenTek Inc.
GenTek provides specialty inorganic chemical products and services for treating water and wastewater, petroleum refining, and the manufacture of personal-care products, valve-train systems and components for automotive engines and wire harnesses for large home appliance and automotive suppliers. GenTek operates over 60 manufacturing facilities and technical centers and has approximately 6,900 employees.

GenTek’s 2,000-plus customers include many of the world’s leading manufacturers of cars and trucks, heavy equipment, appliances and office equipment, in addition to global energy companies and makers of personal-care products. Additional information about the company is available at www.gentek-global.com.

Non-GAAP Financial Measures; Adjusted EBITDA

This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Specifically, the company has presented adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) as a measure of operating results. Adjusted EBITDA reflects removing the impact of any restructuring, impairment, income from discontinued operations and certain one-time items. Adjusted EBITDA is a non-GAAP (Generally Accepted Accounting Principles) measure, and, as such, Schedule 2 reconciles adjusted EBITDA to net income, the most directly comparable financial measure calculated in accordance with GAAP. GenTek has presented adjusted EBITDA as a supplemental financial measure as a means to evaluate performance of the company’s business. GenTek believes that, when viewed with GAAP results and the accompanying reconciliation, it provides a more complete understanding of factors and trends affecting the company’s business than the GAAP results alone. In addition, the company understands that adjusted EBITDA is also a measure commonly used to value businesses by its investors and lenders.

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GenTek Reports Second-Quarter Results – 5

Forward-looking statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements, other than statements of historical facts, included herein may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, there can be no assurances that these assumptions and expectations will prove to have been correct. Important factors that could cause actual results to differ from these expectations include, among others, our outstanding indebtedness and leverage; the impact of the restrictions imposed by our indebtedness; our ability to fund and execute our business plan; potential adverse developments with respect to our liquidity or results of operations; the high degree of competition in certain of our businesses, and the potential for new competitors to enter into those businesses, including competition from foreign sources; continued or increased price pressure in our markets; customers and suppliers seeking contractual and credit terms less favorable to us; our ability to maintain customers and suppliers that are important to our operations; our ability to attract and retain new customers; the impact of possible substantial future cash funding requirements for our pension plans, including if investment returns on pension assets are lower than assumed; the impact of any possible failure to achieve targeted cost reductions; increases in the cost of raw materials, including energy and other inputs used to make our products; future modifications to existing laws and regulations affecting the environment, health and safety; change in laws or tariffs affecting imports or exports to and from the countries in which we operate; discovery of unknown contingent liabilities, including environmental contamination at our facilities; suppliers’ delays or inability to deliver key raw materials; breakdowns or closures of our or certain of our customers’ plants or facilities; inability to obtain sufficient insurance coverage or the terms thereof; domestic and international economic conditions, fluctuations in interest rates and in foreign currency exchange rates; the cyclical nature of certain of our businesses and markets; the potential that actual results may differ from the estimates and assumptions used by management in the preparation of the consolidated financial statements; future technological advances which may affect our existing product lines; the potential exercise of our Tranche B and Tranche C warrants and other events could have a substantial dilutive effect on our common stock; and other risks detailed from time to time in our SEC reports. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.

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GenTek Inc.
Consolidated Statement of Operations
(In Millions except per share amounts)(1)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	Jun. 30,	Jun. 30,	Jun. 30,	Jun. 30,
	2005	2004	2005	2004
Revenues	$225.9	$198.2	$448.8	$387.6
Cost of sales	192.9	169.1	387.7	329.1
Selling, general and administrative expense	19.5	21.6	39.2	42.3
Restructuring and impairment charges	1.1	6.1	4.4	7.0
Pension curtailment gain	—	—	—	13.4

Operating profit	12.4	1.4	17.5	22.7
Interest expense, net	7.6	2.6	12.6	7.0
Other (income) expense, net	1.1	0.6	1.4	(1.1)

Income (loss) from continuing operations before income taxes	3.7	(1.8)	3.5	16.8
Income tax provision (benefit)	2.2	(0.2)	1.8	7.9

Income (loss) from continuing operations	1.4	(1.6)	1.7	8.9
Income (loss) from discontinued operations (net of tax of $(0.3), $83.0, $(1.2) and $85.7 for the three and six month periods ended June 30, 2005 and 2004, respectively)	(0.5)	186.7	(1.8)	191.0

Net income (loss)	$1.0	$185.1	$(0.1)	$199.9

Weighted average common shares	10.0	10.0	10.0	10.0

Income (loss) per common share — basic:
Income (loss) from continuing operations	$0.14	$(0.16)	$0.17	$0.89
Income (loss) from discontinued operations	(0.05)	18.67	(0.18)	19.10

Net income (loss)	$0.10	$18.51	$(0.01)	$19.99

Income (loss) per common share — assuming dilution:
Income (loss) from continuing operations	$0.14	$(0.16)	$0.17	$0.89
Income (loss) from discontinued operations	(0.05)	18.65	(0.18)	19.09

Net income (loss)	$0.10	$18.49	$(0.01)	$19.98

(1) Totals may differ slightly from the sum of the respective line items due to rounding.

GenTek Inc.
Reconciliation of Net Income to Adjusted EBITDA
(In Millions)
(Unaudited) (1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net income	$1.0	$185.1	$(0.1)	$199.9
Plus: Restructuring and impairment charges	1.1	6.1	4.4	7.0
Plus: Income Tax	2.2	(0.2)	1.8	7.9
Plus: Net Interest	7.6	2.6	12.6	7.0
Plus: Depreciation & amortization (2)	11.7	11.1	22.4	21.0
Plus: Non-recurring expense related to former CEO separation	2.2	—	2.2	—
Plus: Unrealized loss on interest rate collar agreements (3)	2.6	—	2.6	—
Less: Gain on insurance recovery, Performance Chemicals (4)	3.4	—	3.4	—
Less: Gain (loss) on dispositions and impairments of equity interests	1.1	—	1.1	3.0
Less: Pension curtailment gain	—	—	—	13.4
Less: Income (loss) from discontinued operations	(0.5)	186.7	(1.8)	191.0

Adjusted EBITDA	$24.5	$18.1	$43.3	$35.4

(1) Totals may differ slightly from the sum of the respective line items due to rounding.
(2) Depreciation and amortization excludes amortization of financing costs which are included in interest expense.
(3) Charge due to insufficient internal documentation which the company intends to correct in the third quarter of 2005.
(4) Reflects insurance recovery relating to the company’s Delaware Valley facility which was closed in 2003.